Exhibit 10.12

HYGEA HEALTH HOLDING, INC.
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and effective as of October 1, 2009, between PALM MEDICAL NETWORK, LLC, a wholly-owned sub subsidiary of HYGEA HEALTH HOLDING, INC., a Florida corporation ("Hygea" or the "Company"), and Martha Castillo ("You").

WHEREAS, You are in the employ of the Company as its Chief Operations Officer ("COO"); and

WHEREAS, the Company desires to assure the continuation of your services in connection with its business and that of its subsidiaries and affiliates;

THEREFORE, in consideration of the premises and covenants herein set forth, you and the Company agree as follows:

1.     Term of Employment. Your "term of employment" as this phrase is used throughout this Agreement shall be for the period beginning on October 01, 2009 the date on which this Agreement becomes Effective (the "Effective Date") and ending at the five-year anniversary date of the Effective Date on September 30, 2014 (the "Term Date"), subject, however, to earlier termination as set forth in this Agreement.

2.     Employment. During the term of employment, you shall serve as COO of Palm Medical Network, LLC or of any successor Company that may be in the future acquired or merged into, you shall report only to the President and Chief Executive Officer of Hygea ("CEO"). You shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as the CEO of the Company may from time to time delegate to you in addition thereto consistent with your position with the Company. You shall, subject to your election as such from time to time and without additional compensation, serve during the term of employment in such additional offices of comparable or greater stature and responsibility in the Company and its subsidiaries and as a director and as a member of any committee of the Board of Directors of the Company and its subsidiaries to which you may be elected from time to time. During your employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a substantially full-time basis all of your skill and experience to the performance of your duties, (ii) except as previously disclosed, you shall have no other employment and, without the prior written consent of the CEO of the Company, no outside business activities which require the devotion of substantial amounts of your time, and (iii) unless you consent otherwise, the place for the performance of your services shall be the Florida county of Miami-Dade, with the addition of territory to be mutually agreed upon by You and the Company, subject et all to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company's written policies, as in effect from time to time, regarding vacations, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs (including service as a director of another entity) as shall not interfere with the performance of your duties hereunder, provided that you comply with Section 8 and any generally applicable written policies of the Company on conflicts of interest and service as a director of another corporation, partnership, trust or other entity.

3. Compensation.

3.1 Base Salary. The Company shall pay you a base salary of $1 for year 2010, and at the rate of $95,000 per annum in 2011, $95,000 in 2012, $95,000 in 2013 and $190,000 in 2014 ("Base Salary"). Base Salary shall be paid in accordance with the Company's then current payroll practices and policies with respect to senior executives. At the end of each fiscal year beginning in 2011, if the Company has not attained cash-positive status, you may at your discretion, elect an accrual of your base salary or to accept Common Stock of the Company valued at the then-current accrual amount of your base salary. The Company shall pay all of your expenses upfront (air, hotel, car, and a per diem for meals, as mutually agreed upon). Additional expenses approved by the Company will be paid within 10 days of submission to the Company for reimbursement. For the purposes of this Agreement "senior executives" shall mean the executive officers of the Company.

3.2 Bonus. Participation in Bonus Program.

3.3 Long Term Incentive Compensation. The Company shall create and set apart a pool of common stock to be issued from the Treasury of the Company as Long Term Incentive Compensation ("LTIC") to executive officers of the Company for which you shall be eligible. LTIC shall be determined by the Board of Directors and shall be based on the success of the Company.

3.4 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-laws of the Company, under Florida corporate law, and in any other agreements or arrangements intended to provide you with indemnification rights (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions). Indemnification shall include any employment by you with any predecessor entity of or subsidiary entity of Hygea Health Holding including, but not limited to, Hygea Health Network, Inc. and its subsidiaries, whether or not acquired by Hygea. You are entitled to indemnification for your employment with any subsidiary entity as defined in Section 2 herein. The Company reserves the right to seek reimbursement from you for any money judgments, liens, fines, or any other payments the Company may make, in which the cause of such payment is your willful breach of any law or statute, including regulators' rules, or your gross negligence.

3.5 Additional Compensation. Participation in any additional compensation program.

3.6 Change of Control. This contract may be terminated by Employee, other than for cause, either in anticipation of or as required to accomplish a change of control as defined below, then all accrued and future compensation under this Agreement will immediately become payable and all warrants and stock options will become fully vested. Change of control shall mean the occurrence of any of the following events:

(a) Any transaction or series of transactions, as a result of which any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) (other than (i) the Company, (ii) a person that directly or indirectly controls the Company on the date of this Agreement, (iii) a person that is controlled by or is under common control with the Company, or (iv) any one or more employee benefit plans or related trusts established for the benefit of the employees of the Company or any affiliate of the Company) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(b) The consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the sale or disposition by the Company of all or substantially all the Company's assets.

4. Termination.

4.1 Termination for Cause. The Company may terminate the term of employment and all of the Company's obligations under this Agreement, other than its obligations set forth below in this Sections 4.1, for "cause". Termination by the Company for "cause" shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability, and other than any felony conviction of more than 10 years old, which has been disclosed to the Company, (b) willful and intentional failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) material and willful breach of any of the covenants provided for in Section 9. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement or for intentional and improper conduct, and (ii) within 30 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations or cease such intentional and improper conduct, the termination shall not be effective. For purposes of this definition of Cause, no act, or failure to act, on your part shall be considered "willful" or "intentional" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action or omission was opposed to the best interest of the Company. The term "Limited Vicarious Liability" shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company's counsel, you reasonably believed that no law was being violated by such acts. In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Additional Compensation the Company deems is owed to you, such as trailing payments, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company (including rights under Section 7.2 hereof).

4.2 Termination by You for Material Breach by the Company and Termination by You Without Cause. Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment effective 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause
(i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches and provided further, that such notice is provided to the Company within 90 days after your knowledge of the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (ii) the Company violating Section 2 with respect to your title, your reporting solely to the Board of Directors of the Company, authorities, functions, duties, place of employment, powers or responsibilities (whether or not accompanied by a change in title); and (iii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement. Notwithstanding the above, you shall have the right, exercisable by a 30-day written notice to the Company, to terminate your employment under this Agreement without cause.

4.2.1 After the effective date of a termination pursuant to this Section 4.2 (a "termination by you without cause"), you shall receive Base Salary through the effective date of termination. If a termination by you under this Section 4.2 occurs because of a material breach by the company, you shall receive Base Salary and all bonus and stock options/awards that would have been granted during the entire term of this Employment Agreement.

4.3 After the Term Date. If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 30 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 30 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), then you shall receive any unpaid award under Section 3.4 which has been determined but not yet paid, Base Salary through the effective date of termination, and a severance payment in the amount of 12 months salary from the effective date of termination "Severance Term Date". At the end of the 30-day notice period provided for in the first sentence of this Section 4.3, the term of employment shall end and you shall cease to be an employee of the Company and you shall have no further obligations or liabilities to the Company whatsoever, except that Sections 8.1, 8.2, 9, 11, and Annex A, shall survive such termination and the Company shall be bound to pay any compensation agreed to and owed under the terms of this Agreement.

4.4 No Mitigation/No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

4.6 Payments. Payments of Base Salary required to be made to you after any termination shall be made within 30 days of termination, subject to Section 11.17.

5. Disability.

5.1 Disability Payments. If during the term of employment and prior to the delivery by you of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of three consecutive months, or for shorter periods aggregating four months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the third consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of four months in any twelve-month period (such last day or date being referred to herein as the "Disability Date"), subject to Section 11.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the "Disability Period"), in an annual amount equal to 65% of (a) your Base Salary at the time you become disabled and (b) any Additional Compensation as defined in Section 3.5 , in each case, subject to Section 11.17.

5.2 Recovery from Disability. If during the Disability Period you shall fully recover from your disability, the Company shall (within 60 days after notice from you of such recovery), restore you to full-time service at full compensation and this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period.

5.3 Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker's Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company's deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6.Death.

If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive any unpaid Base Salary to the last day of the month in which your death occurs and any unpaid Additional Compensation. For purposes of clarity, it is intended that your death shall not affect any vested rights you or your beneficiaries may have at the time of your death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary or benefit and incentive plans described in Sections 3.5, 7.1 and 7.2, which vested rights shall continue to be governed by the provisions of such plans and this Agreement.

7.Other Benefits

7.1 General Availability. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its senior executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, pension, profit-sharing, stock option or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. In addition, you shall be entitled during the term of employment, to receive other benefits generally available to all senior executives of the Company to the extent you are eligible under the general provisions thereof.

7.2 Benefits After a Termination or Disability. After the effective date of a termination of employment pursuant to Section 4.2 and prior to the Benefit Cessation Date or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company's health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. During the same period, you will also continue to receive all other benefits maintained in effect by the Company for its senior executives. After the effective date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall also be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan. As applicable, at the Benefit Cessation Date in connection with a termination of employment pursuant to Section 4.2, (ii) the effective date of your retirement, or (iii) the end of the term of employment pursuant to Section 4.3, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, management incentive or other plan of the Company shall be determined in accordance with the teims and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.

7.3. Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company's general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

8. Protection of Confidential Information.

8.1 Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 8 shall mean Hygea Health Holding and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is intended to be international in scope, that its products and services are intended to be marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:
8.1.1 You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the
Company's written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

8.1.2 You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

8.2 Non-Compete. During the term of employment and through the later of (i) the Severance Term Date if no Benefit Cessation Date applies or the Benefit Cessation Date, if it does apply, you shall not, directly or indirectly, without the prior written consent of the Board of Directors of the Company, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business.

9. Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as "Work Product"), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company's time or with the use of the Company's facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

10.  Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

10.1 If to the Company:

Hygea Health Holding Inc.
7240 SW 58th St.
Miami, FL 33143
Attention: Lacy Loar JD, Compliance Officer

10.2 If to you, to your residence address set forth on the records of the Company with a copy to:
___________
___________

11.General.

11.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida applicable to agreements made and to be performed entirely in Florida.

11.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3 Entire Agreement. This Agreement, including Annex A and the agreements specifically referred to herein, represent the entire agreement and understanding of the parties relating to the subject matter of this Agreement and, except as otherwise specifically provided in this Agreement, supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

11.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, or under the benefit plans referred to in Sections 6 and 7.2, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company's business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

11.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8.1, 8.2, or 9, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

11.8 Resolution of Disputes. Except as provided in the preceding Section 11.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted for resolution in arbitration in accordance with the rules and procedures of the American Arbitration Association. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.8. Any such proceedings shall take place in Miami Dade County Florida before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of the American Arbitration Association shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the Florida courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration
(from the losing party; provided that each party shall bear the costs of its own attorneys and other experts and advisors irrespective of which party prevails).

11.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company's obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

11.11 Conflict of Interest. Attached as Annex A and made part of this Agreement is the Hygea Code of Ethics and Disciplinary Procedures for Senior Executives. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.
11.12 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions. 11.13 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.
11.14 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.15 Survival. Sections 3.5, 7.3 and 8 through 11 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.4, 3.5, 4.4, 4.5, and 7 through 11 shall survive any termination of the term of employment pursuant to Sections 4.2, 4.3, 5 or 6.

11.16 Definitions. The following terms are defined in this Agreement in the places indicated:

Average Annual Bonus - Section 4.2.1
Base Salary - Section 3.1
Benefit Cessation Date - Section 4.2.2
Bonus - Section 3.2
Cause - Section 4.1
Code - Section 3.2
Company - first paragraph on page 1
Competitive Entity - Section 8.2
Disability Date - Section 5
Disability Period - Section 5
Effective Date - Section 1
Severance Term Date - Section 4.2.2
Term Date - Section 1
Term of employment - Section 1
Termination without cause - Section 4.2.1
Work Product - Section 9

11.17 Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with
Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitutes "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 13.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below with effect as of the Effective Date.

By: /s/ Manuel Iglesias

Hygea Health Holdings Inc.
By: /s/ Manuel Iglesias

Annex A

HYGEA HEALTH HOLDING, INC
CODE OF ETHICS AND DISCIPLINARY PROCEDURES
FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Introduction

Hygea Health Holding, Inc. and its subsidiaries ("Hygea" or the "Company"), is committed to maintaining fair and ethical business practices that are free of deception, and to ensuring compliance with legal requirements, specifically Section 406 * of the Sarbanes-Oxley Act of 2002, and the SEC rules promulgated thereunder. Thus, we have enacted the following Code of Ethics and Disciplinary Procedures for Principal Executive and Senior Financial Officers (the "Code").

Section 1. The Code of Ethics Framework

a. In accordance with the mission statement of Hygea Health Holding, Inc. and its subsidiaries ("Hygea"), "To continually improve the efficiency of, and to build the revenue stream for medical group practice professionals who join our network of physicians dedicated to providing compassionate and quality care to their patients," the following Code of Ethics and Disciplinary Procedures for Principal Executive and Senior Financial Officers applies to the following persons, referred to as Officers:
• Our principal executive officer,
• Our principal financial officer,
• Our principal accounting officer or controller, and
• All professionals serving in the roles of finance, tax, accounting, purchase, treasury, internal audit, financial analyst and investor relations. Further, this includes all members of senior management, and members of the Board of Directors and the Committees of Hygea and its subsidiaries.

b. Any Officer of Hygea having reasonable grounds to believe that another Officer has violated the Code has a responsibility to communicate such facts, in writing, to the Corporate Governance Committee.

Section 2. Ethical Standards of Hygea

a. Officers' professional conduct shall remain consistent with the mission, goals and objectives of Hygea.
b. Officers shall conduct themselves in a manner that does not bring substantial discredit upon Hygea.
c. Officers shall refrain from abusing their relationship with Hygea in an improper economic, professional or other manner.
d. Officers shall endeavor to promote the well being of the respective medical groups and their patients, and other professional bodies with whom they are affiliated in accordance with Hygea's mission and this Code.
e. Officers shall not misuse information communicated to them by Hygea, whether in person, electronic or otherwise, and shall specifically comply with all laws, regulations and Hygea policies regarding copyrights as well as other tangible and intellectual property. Misuse of information includes (but is not limited to) using, making or distributing unauthorized copies of material or communicating information Hygea has deemed confidential, for which Hygea must approve such confidential communication in writing.

Section 3. Grounds for Discipline

Misconduct by any Hygea Officer, individually or in concert with others, involving the following acts or omissions, shall constitute grounds for discipline:

a. Any act or omission which violates this Code; and

b. Failure to respond, without good cause, to an inquiry or request by the Corporate Governance Committee, or any act or omission which obstructs or impairs the Corporate Governance Committee in performing its duties pursuant to this Code, including (but is not limited to) failure to fully cooperate in proceedings hereunder. For these purposes, "good cause" includes (but is not limited to), an assertion that a response would waive or otherwise undermine the respondent's constitutional privilege against self-incrimination, or would otherwise result in substantial and tangible harm to a person.

Section 4. Forms of Discipline

Any of the following forms of discipline may be imposed in those cases where grounds for discipline have been established:
a.     Admonition. Admonition is a public or private letter of disapproval issued to an Officer found to have violated this Code.
b.     Suspension. Suspension is the temporary suspension of an Officer's relationship with Hygea. Suspension shall be for a definite period of time and may contain certain conditions to be performed before reinstatement is allowed.
c.     Dismissal. Dismissal is the termination of an Officers' relationship with Hygea on a permanent basis.
d.     Other Discipline and Related Considerations. The Corporate Governance
Committee shall retain inherent authority to impose other appropriate forms of discipline, or combinations thereof, depending upon the facts and circumstances of a particular case.

Section 5. Functions of the Corporate Governance Committee

The Corporate Governance Committee, which shall be a standing committee appointed by Hygea's Board of Directors, shall:
a. Review and evaluate at least bi-annually, or more frequently if needed, this Code and its procedures, and make any necessary recommendations to the Board for updating the Code or Corporate Governance Committee procedures; and
b. Receive all alleged violations of this Code and determine their proper resolution in the manner set forth in this document.

Section 6. Procedures for Investigation of an Ethics Complaint

The investigation of a complaint shall be governed by the following rules and procedures:
a. To be processed, a complaint must be submitted in writing to the Corporate Governance Committee within one year of the alleged unethical conduct, or if other legal proceedings have been commenced regarding the matter within one year after a final disposition concerning the conduct in question, whichever is later. The complaint should be addressed to Hygea, Attention Corporate Governance Committee, at Hygea's offices in Miami, Florida. No complaint will be considered if the complainant (or its representative, if applicable) does not identify himself or herself, sign the complaint, and include a return address. Persons filing complaints shall be notified that the Corporate Governance Committee has received the complaint and will proceed accordingly.

b. The Chair of the Corporate Governance Committee will facilitate review of all complaints by the Corporate Governance Committee. The Corporate Governance Committee will initially determine if the respondent is subject to the disciplinary jurisdiction of Hygea; and if there is an allegation made against the respondent which, if established, would constitute grounds for discipline. All letters of complaint that are submitted to the Corporate Governance Committee will appear on the agenda of the committee's meetings for this threshold evaluation, including a determination as to whether a complaint within the Corporate Governance Committee's purview is of sufficient substance to merit proceedings hereunder.

c. If the complaint is deemed to have sufficient substance, notice by certified mail shall be sent to the respondent which shall include specifics of the alleged violation and a copy of the Code of Ethics and Disciplinary Procedures. The notice shall require that the Officer respond in writing to the complaint within 30 days. No particular form of response is required, other than it must be in writing and signed by the respondent.

d. Upon the Corporate Governance Committee's receipt of the member's response, the Corporate Governance Committee shall review the information and decide if further investigation is necessary. If it is determined that further investigation is appropriate, the Corporate Governance Committee Chair shall appoint two members of the Corporate Governance Committee to be the Investigation Subcommittee for the matter. The Investigation Subcommittee should consist of members of the Corporate Governance Committee who shall be charged with making an inquiry to the alleged infraction. Upon their appointment, the members of the Investigation Subcommittee shall no longer participate as members of the Corporate Governance Committee for the purposes of considering that matter.

e. The Investigation Subcommittee shall make inquiry into the matter. Upon completion of the inquiry, the Investigation Subcommittee shall present a report and recommended disposition of the matter in writing to the Corporate Governance Committee. Absent unusual circumstances, the Investigation Subcommittee is expected to complete its report and recommended disposition, and provide them to the Corporate Governance Committee as soon as reasonably practicable.

f. If the Investigation Subcommittee recommends that the respondent be sanctioned, as provided in Section 4 of this document, then the Corporate Governance Committee shall notify the respondent, sent by certified mail, of the Subcommittee's conclusions and recommended sanction, shall advise the respondent of his/her right to a hearing, and shall provide a copy of this Code. The respondent may request a hearing before the Corporate Governance Committee by a written request submitted to Hygea's offices in Miami Florida, Attention Corporate Governance Committee, within 30 days after the date the Corporate Governance Committee's notice was mailed. The respondent shall be deemed to have waived his/her right to a hearing if no such written request is timely submitted. If a written request is timely made, a hearing will be scheduled before the Corporate Governance Committee in the manner set forth below.

g. The Chair of the Corporate Governance Committee will periodically report on the status of pending complaints at the Committee's meetings. The Chair shall also present a report on the status of such matters at a the next scheduled meeting of Hygea's Board of Directors, subject to taking reasonable steps to de-identify specific complaints and preserve confidentiality.

Section 7. Procedures for Hearing

The hearing before the Corporate Governance Committee shall be governed by the following rules and procedures:

a. The Corporate Governance Committee shall give the respondent at least 30 days' advance written notice of the hearing. The hearing shall be held at Hygea's offices in Miami Florida. At the request of respondent, hearings may be conducted by telephone conference or via other appropriate mutually agreeable electronic media.

b. Before and during the hearing, the Chair of the Corporate Governance Committee shall decide all procedural and evidentiary matters, with a presumption that all relevant evidence shall be admitted. Legal rules of evidence shall not apply. The Chair may also specify appropriate procedures to expedite the orderly conduct of the hearing and shall in any event advise the parties in writing of any applicable procedures before the hearing. Such procedures may include, by way of example only, requiring the prior exchange of exhibits between the parties, identifying witnesses prior to the hearing, and providing a schedule for submission of written briefs.

c. The Corporate Governance Committee shall determine the weight it will place on the evidence admitted. Allegations against the respondent must be proved by a preponderance of the evidence. The respondent is not required to testify or to produce records. At the hearing, a representative of the Investigation Subcommittee shall present evidence in support of the finding that a violation has allegedly occurred, as well as the recommended sanction. The respondent shall then present his/her evidence. Each of the parties may cross-examine any person present who testifies.

d. Within a reasonable period of time after the hearing, or if respondent fails to timely request a hearing and therefore waives his/her right thereto, within a reasonable time following such waiver, the Corporate Governance Committee shall issue its findings of fact and ruling, including the form of discipline, if any, to be imposed upon the respondent. The Corporate Governance Committee shall notify the respondent in writing, sent by certified mail, of its decision and the respondent's right to appeal to the Board of Directors. If the respondent does appeal, the proceedings before the Board of Directors shall be governed by Section 8 of this document.

e. When a respondent has been finally adjudicated in a tribunal of competent jurisdiction to be criminally guilty of or civilly liable for an act that would otherwise warrant discipline pursuant to this Code, that adjudication shall satisfy the investigation and hearing processes required by these procedures without the need for further proceedings hereunder. Under such circumstances, the Corporate Governance Committee shall proceed to determine the appropriate sanction for the violation.

Section 8. Procedures for Appeal

Appeal to the Board of Directors shall be governed by the following rules and procedures:
a.     Time for Appeal. Within 30 days after receipt of the written decision of the Corporate Governance Committee, the respondent may file a written notice of appeal addressed to Hygea's President/Chief Executive Officer. If written notice of appeal is not timely communicated, the right to appeal shall be deemed to have been waived, and the Corporate Governance Committee's recommendations shall take effect immediately according to their terms.

b.     Content of Appeal. Within 30 days following submission of a notice of appeal, the respondent may submit to Hygea's President/Chief Executive Officer a written statement, accompanied by such supporting materials as he/she deems appropriate, in support of the appeal which explain why the respondent believes the Corporate Governance Committee's decision is incorrect, unjust or unwarranted in the circumstances. Such appeal shall not contain factual allegations not previously presented to the Corporate Governance Committee unless such facts were unknown at the time of the Corporate Governance Committee's hearing and could not have been uncovered by the respondent with the exercise of reasonable diligence.

c.      Consideration by the Board. The Board of Directors shall set the matter for consideration at its next regularly scheduled meeting. Members of the Board shall not inquire into or otherwise discuss the allegations or the Corporate Governance Committee's ruling until the same have been presented to the Board. The respondent and a representative of the Corporate Governance Committee may, but are not required to, be present and may address the Board. No person who has previously participated in any aspect of the Corporate Governance Committee's review or deliberations (including the Investigation Subcommittee) shall participate in the deliberative appeal process.

d.      Board Decision. The appeal should be heard and decided by a majority vote of the Board of Directors, which may accept, reject or modify the decision of the Corporate Governance Committee. The Board's review shall be limited to whether there were adequate procedures, whether the evidence considered was complete, or whether there were material and prejudicial procedural defects in the Corporate Governance Committee's proceedings. The Board shall notify the respondent and complainant of the action taken, within the confidentiality guidelines of Section 9.

Section 9. Confidentiality

Except as specified otherwise in these procedures, the Corporate Governance Committee shall not report details of any case under investigation to the Board until it is determined no appeal to the Board will be taken. The Corporate Governance Committee shall not report the contents of any investigation to any person who is not on the Corporate Governance Committee if an appeal to the Board is taken. If an appeal is taken, information shall be provided to the Board in connection with the Board's consideration of the appeal. A report of the final disposition of any action taken by the Corporate Governance Committee or the Board to the complainant shall only indicate the nature of the findings and discipline, but shall not disclose findings of fact or other details of the investigation. The proper extent of any public dissemination of an appeal or an unappealed Corporate Governance Committee determination shall be considered by the Corporate Governance Committee as part of its overall deliberations and is subject to final determination by the Board.

Section 10. Representation

At any stage of the proceedings governed by this Code, the respondent may be represented by an attorney. The Corporate Governance Committee and the Board may at all times be represented by counsel who may be regular legal counsel for Hygea.
Section 11. Communications

All notices to respondent shall be sent by certified mail to respondent's last known address according to the records of Hygea. All notices to the Corporate Governance Committee shall be sent to Hygea's President/Chief Executive Officer at Hygea's offices in Miami Florida.

* SECTION 406. CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS.

CODE OF ETHICS DISCLOSURE. - The Commission shall issue rules to require each issuer, together with periodic reports required pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, to disclose whether or not, and if not, the reason therefor, such issuer has adopted a code of ethics for senior financial officers, applicable to its principal financial officer and comptroller or principal accounting officer, or persons performing similar functions.